Bank of America
National Trust and Savings Association

This Agreement dated as of June 30, 1995, is between Bank of America National Trust and Savings
Association (the "Bank') and PSICOR, Inc. (the "Borrower").

1.   FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1  Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Ten Million Dollars
($10,000,000).

(b) This is a revolving line of credit with two term repayment options and with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Once during the period from the date of this Agreement, to and including April 1, 1996, and once again during the period from April 2, 1996, to and including April 1, 1997, the Borrower may elect to convert a portion of the principal balance outstanding under the line of credit to a term loan; provided, however, that the total amount converted shall not exceed Ten Million Dollars ($10,000,000).

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit, including amounts converted to term, plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and April 1, 1997 (the 'Expiration Date") unless the Borrower is in default.

1.3  Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate on any portion of the principal balance outstanding under the line of credit that has not been termed out under Paragraph 1.1(c) above, and Bank's Reference Rate plus .25% of a percentage point on any portions that have been termed out under Paragraph 1. 1 (c) above.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  Repayment Terms.

(a) The Borrower will pay interest on April 30, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) Except with respect to portions of principal which may have been termed out, which shall be paid in accordance with Paragraphs 1.4(d) or 1.4(e) below, as applicable, Borrower may repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

(d) The Borrower will repay any portion of the line of credit termed out on or before April 1, 1996 in 48 successive equal monthly installments starting on the last day of the first month after the month in which the election to term out the portion is made. On the date of the final installment, the Borrower will repay the remaining principal balance plus any interest then due.

(e) The Borrower will repay any portion of the line of credit termed out on or before April 1, 1997 in 36 successive equal monthly installments starting on the last day of the first month after the month in which the election to term out the portion is made. On the date of the final installment, the Borrower will repay the remaining principal balance plus any interest then due.

(f) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which


(i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

(ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate, subject to the following requirements:

(a) The "Offshore Rate" means the interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(c) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

(i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

(ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

(ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.8  Letters of Credit.  This line of credit may be used for financing:

(i) commercial letters of credit with a maximum maturity of 180 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.


(ii) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date.

(iii) The amount of the letters of credit outstanding at any one time, (including amounts drawn on the letters of credit and not yet reimbursed), may not exceed Three Million Dollars ($3,000,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.  FACILITY NO. 2: FOREIGN EXCHANGE FACILITY

2.1  Foreign Exchange Facility.

(a) During the availability period, the Bank in its discretion may enter into spot and future foreign exchange contracts with the Borrower. The foreign exchange contract limit will be Two Million Five Hundred Thousand U.S. Dollars (U.S. $2,500,000), and the settlement limit will be Five Hundred Thousand U.S. Dollars (U.S. $500,000). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrower has already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

(b) The Bank shall not be required to pay the Borrower or deliver any foreign currency to the Borrower under any foreign exchange contract until the Bank receives evidence satisfactory to it that the Borrower has paid the Bank the required U. S. Dollars in immediately available funds or delivered the required foreign currency to the Bank under such foreign exchange contract. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

(c) The Borrower will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

(d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

(e) No foreign exchange contracts will mature later than ninety (90) days after the last day of the availability period.

(f) The Bank shall not be liable for any loss suffered by the Borrower as a result of the Borrower's foreign exchange transactions.

(g) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(h) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default the Bank may:

(i) Suspend performance of its obligations to the Borrower under any foreign exchange contract;

(ii) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrower to the Bank immediately due and payable; and

(iii) Without notice to the Borrower, close out any or all foreign exchange contracts or positions of the Borrower with the Bank.

The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower. The Borrower shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

3.  FEES AND EXPENSES

3.1  Unused Commitment Fee.

(a) The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.15% per year on the unused portion of the first Five Million Dollars ($5,000,000) plus 0.10% per year on the unused portion in excess of Five million Dollars ($5,000,000).

(b)  The fee will be calculated quarterly.

(c) The fee is due 10 days from the Bank's billing date and will be paid quarterly.

3.2 Expenses. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of One Thousand Dollars ($1,000). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:
(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3  Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14504-02826, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

4.4  Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14504-02826 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.


(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

 4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if 365-day year is used.

4.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

4.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5. CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2  Other Items.  Any other items that the Bank reasonably requires.

6.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged..


6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12  ERISA Plans.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d)  No proceeding has been commenced with respect to a Plan under
Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

(iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

(iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit
Guaranty Corporation under Title IV of ERISA.

6.13 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.


7.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of the credit only for working capital, acquisitions and to purchase machinery and equipment.

7.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Copies of the Borrower's Form 10-K Annual Report, within 120 days of the Borrower's fiscal year end and Form 10-Q Quarterly Report and Form 8-K Current Report within 60 days after the period's end.

(c) By October 31 of each year, annual projections of the Borrower's balance sheet , income statement and cash flow, by quarter, for the following fiscal year.

7.3 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least Thirty One Million Dollars ($31,000,000).

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.4 Total Liabilities to Tangible Net Worth Ratio. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 1.00:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.
7.5 Cash Flow Ratio. To maintain on a consolidated basis a cash flow ratio of at least 1.50:1.0.

"Cash flow ratio' means the ratio of cash flow to the current portion of long term debt plus the current portion of capitalized leases plus 20% of funded advances under the Facility No. 1 Commitment. "Cash flow" is defined as net income from operations and investments, after taxes, plus depreciation, depletion, amortization and other non-cash charges. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

7.6 Profitability. Not to incur any two consecutive quarterly net losses, net losses being measured before taxes and extraordinary items, on a consolidated basis.

7.7 Minimum Net Income. To earn on a consolidated basis net income before taxes and extraordinary items of at least One Million Five Hundred Thousand Dollars ($1,500,000) for each period consisting of four (4) consecutive fiscal quarters.

7.8 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

7.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.10 Dividends. Not to declare or pay any dividends on any of its shares without the Bank's prior written consent.

7.11  Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.12  Books and Records.  To maintain adequate books and records.

7.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.14 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.16 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.17 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

7.18 Insurance. To maintain insurance as is usual for the business it is in.

7.19 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination except as allowed in 7.19(e) and 7.19(f) below.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase any perfusionist company without providing information satisfactory to the Bank on acquired company upon completion of transaction.

(f) acquire or purchase any non-perfusionist company or its assets for consideration in excess of an annual aggregate amount of One Million Dollars ($1,000,000).

(g) make any acquisition that is deemed to be hostile by the acquired company.

(h) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

7.20  ERISA Plans.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)  Any notice of noncompliance made with respect to a Plan under
Section 4041(b) of ERISA.

(d)  The commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

8. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 False Information. The Borrower has given the Bank false or misleading information or representations.

8.3 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

8.4 Receivers. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

8.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) or more in excess of any insurance coverage.

8.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

8.8 Material Adverse Change. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

8.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

8.10 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

8.11 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2  California Law.  This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4  Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

(i) This Agreement (including any renewals, extensions or modifications of this Agreement);

(ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

(iii)  Any violation of this Agreement; or

(iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c)  Arbitration proceedings will be administered by the American
Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

(i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration
Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

(ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

(iii) The referee (or the presiding referee of the panel) will be an active attorney or a refired judge; and

(iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

(i)  exercise self-help remedies such as setoff;

(ii)  foreclose against or sell any real or personal property collateral;
or

(iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

(A)  an interim remedy; and/or

(B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

 9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.8 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.10 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.11 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of April 1, 1993, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.



Bank of America                             PSICOR, Inc.
National Trust and Savings
 Association


/S/ GORDON WIENS                           /S/ MICHAEL D. KEBELY
--------------------------                 -------------------------
By:  Gordon Wiens                          By: Michael D. Kebely
Title:  Vice President                     Title: Vice President-CFO

Address where notices to the               Address where notices to the
Bank are to be sent:                       Borrower are to be sent:

450 B Street                               16818 Via Del Campo Court
San Diego, CA    92101                     San Diego, CA  92127